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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF FORMATION

                                      OF

                        HUNTSMAN IMPERIAL CHEMICALS LLC



          1. The name of the limited liability company is Huntsman Imperial Chemicals LLC.

          2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Huntsman Imperial Chemicals LLC on this 23rd day of March, 1999.



                                   By /s/ Mary E. Keogh
                                   Name: Mary E. Keogh
                                   Title: Authorized Person